EX-10.18

August 15, 2023

Michael Crowley

Sr. Director, Atlantic Division

Dear Mike,

In recognition of your past and continuing contribution to The Boston Beer Company, Inc.

("Boston Beer" or the "Company"), we are pleased to outline the terms of our offer to you for the role of Chief Sales Officer. The compensation elements outlined in this offer are subject to approval by our Compensation Committee. Subject to the foregoing condition, our offer is as follows:

1. Title: Chief Sales Officer, reporting to David Burwick, President and CEO

2. Anticipated Start Date: January 1, 2024.

3. Location: Given the significant travel associated with this role, your role has been classified as remote.

4. Base Salary: As you transition into your new role, your base salary will be adjusted in two steps as outlined below:

Step 1: On September 4, 2023, your annual base salary will increase to $365,000, paid biweekly in accordance with the Company's regular payroll schedule, less all applicable federal, state and local taxes and other authorized payroll withholdings.

Step 2: On January 1, 2024, your annual base salary will increase to $415,000, paid biweekly in accordance with the Company's regular payroll schedule, less all applicable federal, state and local taxes and other authorized payroll withholdings. Due to the timing of the 2nd step increase, you will not be eligible for a merit increase in March 2024.

5. Cash Bonus Potential: As of September 4, 2023, your bonus opportunity will increase to

50% of your base salary earned during the calendar year. For 2023 bonus payout, your bonus will be prorated and will be calculated at your current bonus opportunity of 45% until

September 3, 2023 and at the new rate of 50% for the remainder of the calendar year. As a reminder, the funding results applied to the Extended Leadership bonus scale of 0% - 250%.

Actual attainment could be higher or lower based on Company and/or individual performance. To be eligible for a bonus payment you must be employed on the last business day of the bonus year, typically on or about December 31. Bonuses for all executive officers are contingent on approval by the Compensation Committee at the

Committee's February Board of Directors meeting.

6. Performance and Compensation Reviews: Performance reviews are conducted annually beginning in January. Consideration for a merit increase is dependent upon individual and company performance and is awarded at the discretion of the company. Merit increases are announced in February and become effective in April. Merit increases are contingent on approval by the Compensation Committee at the Committee's February meeting.

7. Ayco Executive Financial Counseling Benefit: You will be eligible for the Company's

Executive Leadership Team financial counseling benefit through Ayco. This is an optional service to participate in with an annual fee of $15,000 that is covered by the Company. You will be responsible for the taxes on this benefit. To learn more about the service reach out to the Director of Total Rewards, Ryan Morin.

8. Long-Term Equity Program: In this position will be eligible to receive additional annual equity awards through Boston Beer Company's Long-Term Equity (LTE) program. While equity is not guaranteed, the target annual value of your award is US $415,000, beginning

March 2024. The value of your equity award each year could be higher or lower based on

Company and/or individual performance, and will be subject to the approval of the

Compensation Committee and the Board of Directors. All equity awards are governed by our

Restated Employee Equity Incentive Plan (EEIP) plan document.

9. Benefits: You will continue to be eligible for the same benefits as available in your current role.

10. Paid Time Off: You will be eligible for unlimited paid time off (PTO), in accordance with our

PTO Policy for ELT/XLT. A copy of this Policy will be provided for your review. PTO includes all vacation, sick, and personal time. You must be performing successfully in your role to maintain eligibility for this program.

11. Employment Agreement: As a condition of your employment in this position, you are required to sign and return to Boston Beer the attached Employment Agreement prior to your start date, and you acknowledge that you have been given ten (10) business days to review this document prior to your start date. The Employment Agreement is incorporated into and is a part of this offer of employment. Section (4) of the Employment Agreement contains a covenant not to compete ("non-competition provision"). As additional consideration for your agreeing to and complying with the non-competition provision, Boston

Beer agrees to pay you US $10,000 (minus all required tax withholdings) at the time your employment with Boston Beer terminates, if your employment terminates on account of your voluntary resignation, or if Boston Beer terminates your employment with cause (as cause is defined in the Employment Agreement), subject to BBC's election, at the time of termination,

to enforce the non-competition provision. Please review the Employment Agreement carefully. You have the right to consult with an attorney about the Employment Agreement before signing it.

12. At Will Employment: Your employment is, and will at all times remain, at will, meaning that you or the Company may terminate your employment at any time, with or without cause, for any reason or for no reason. By accepting our offer of employment, you confirm that you understand you are at will status.

13. Executive Leadership Team: Upon assuming the Chief Sales Officer role on January 1,

2024, you will be considered part of the Company's Executive Leadership Team (ELT) and considered a Section 16 Executive Officer of the Company. Among other things, this will mean that: (1) your bio will be listed with other executive officers on bostonbeer.com, the New

York Stock Exchange, and in our annual Proxy Statement; (2) the Legal Team will be required to report your holdings in Boston Beer stock (SAM) and any transaction in SAM with the SEC within 2 business days; (3) you will be required to fill out our annual Directors &

Officers Questionnaire each January; (4) elements of your annual compensation may be required to be publicly disclosed in our annual Proxy Statement; (5) in the event that you are among the company's three highest compensated executive officers in any given year, you will be considered a "Named Executive Officer" and all elements of your compensation will be required to be publicly disclosed in our annual Proxy Statement' and (6) all future compensation increases and bonuses are subject to the approval of the Board of Directors. If you have any questions or concerns about these items, Mike Andrews is available to discuss.

Please indicate your acceptance of this offer by e-signing and accepting the offer via The

Boston Beer Company online careers portal. Please note, this offer is contingent upon your signing the Employment Agreement. Should you have any questions, please do not hesitate to contact me.

We look forward to working with you!

Cheers!

David Burwick